EXHIBIT 11

COMPUTATION OF PRIMARY AND FULLY DILUTED NET INCOME PER COMMON SHARE

                                                                                                  THREE MONTHS ENDED MARCH 31
(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)                                                              1996         1995
PRIMARY:
Average shares outstanding                                                                         134,586,125  133,797,144
Net effect of the assumed purchase of stock under the stock option and stock purchase
plans--based on the treasury stock method using average market price                                 2,434,786    1,748,589
                                                                                                   137,020,911  135,545,733
Net income                                                                                              $176.8       $133.8
Preferred dividends                                                                                       (1.7)        (1.9)
Net income applicable to common equity                                                                  $175.1       $131.9
Net income per common share                                                                              $1.28         $.97
FULLY DILUTED:*
Average shares outstanding                                                                         134,586,125  133,797,144
Net effect of the assumed purchase of stock under the stock option and stock purchase plans--based on the treasury stock method using average market price or period-end market
price, whichever is higher                                                                           2,693,688    2,151,338
Assumed conversion of Series 1991A Preferred Stock                                                   3,443,702    3,655,684
                                                                                                   140,723,515  139,604,166
Net income                                                                                              $176.8       $133.8
Preferred dividends, excluding 1991A Preferred Stock                                                        --           --
Net income applicable to common equity                                                                  $176.8       $133.8
Net income per common share                                                                              $1.26         $.96


*This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 17 of APB Opinion No. 15 because it results in dilution of less than 3%.